Whitestone REIT Confirms Receipt of Notice of Trustee Nominations

Houston, December 29, 2017 - Whitestone REIT (NYSE: WSR) (“Whitestone” or the “Company”) today confirmed that KBS SOR Properties LLC (“KBS”), a wholly owned subsidiary of KBS Strategic Opportunity REIT, Inc., a non-traded real estate investment trust, submitted a notice on December 28, 2017 of its intent to nominate three individuals for election as Class III Trustees to the Whitestone Board of Trustees (the "Board") at the Company’s 2018 Annual Meeting of Shareholders. The Company’s Class III Trustees currently consist of Mr. James Mastandrea, Chairman and Chief Executive Officer, Ms. Nandita Berry, the 109th Secretary of State for Texas who was appointed to the Whitestone Board in September 2017, and Mr. Jack Mahaffey, formerly the President and Chief Executive Officer of Shell Mining Company.

The Company issued the following statement:

The Whitestone Board and management team value the views of all of our shareholders, and continually review the Company’s strategic priorities and opportunities to enhance shareholder value. While we are open to and appreciate constructive feedback from our shareholders, KBS’ Trustee nominations come as a surprise to us given our outstanding financial and operating performance over the last several years resulting in Whitestone producing total shareholder returns (“TSR”) among the best in the publicly traded shopping center REIT industry. Whitestone’s TSR ranking of the publicly traded shopping center REITs, per S&P Global Market Intelligence, is #1 of 17, #2 of 16 and #4 of 15, for the 1 Year, 3 Year and 5 Year periods1, respectively. Moreover, we find it unusual that KBS has not requested to meet with our management team to learn more about our unique business model and strategy or visit our community-centered properties before stating its intent to nominate Trustee candidates.

Whitestone’s Board has recently taken significant actions to enhance its corporate governance. Whitestone’s Board is composed of seven highly qualified nominees, six of whom are independent and all of whom are actively engaged in overseeing the Company’s growth and success. With diversity and extensive financial, operational and strategic expertise, Whitestone’s Board provides significant experience and oversight to ensure the Company continues executing on its goals. To further enhance our corporate governance in 2017, we appointed three new independent trustees and adopted stock ownership guidelines for the Board and management team.

Whitestone continues to execute its strategy to acquire, own, manage, develop and redevelop “internet resistant” neighborhood shopping centers that attract and retain customers by providing daily essential services and products not readily available online. We are pleased with the progress we have made so far, and will continue to take actions to advance these objectives and to create value for all Whitestone shareholders.

The Board and Nominating and Corporate Governance Committee will evaluate the nominees proposed by KBS like any Trustee candidate to assess their ability to add value on the Board for the benefit of all Whitestone shareholders. Our Board and management team remain committed to acting in the best interests of our shareholders and will continue to consider all opportunities that would enhance value. We welcome constructive dialogue with all Whitestone shareholders, including KBS, and as part of these efforts, we invite them to visit our corporate offices, meet our management team and tour our unique properties to gain understanding how we create value for our shareholders.

In addition, KBS indicated that it further intends to submit a non-binding proposal at the Annual Meeting seeking shareholder approval of a request to declassify Whitestone’s Board.

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1 Whitestone REIT total shareholder return as compared to its peers according to the SNL Public REIT Market Data based on closing prices on December 28, 2017. Peers include Regency Centers Corp., Cedar Realty Trust Inc., Retail Opportunity Investments, Weingarten Realty Investors, Saul Centers Inc., Urban Edge Properties, Federal Realty Investment, Urstadt Biddle Properties Inc., Ramco-Gershenson Properties, Retail Properties of America, Kite Realty Group Trust, Acadia Realty Trust, Wheeler REIT Inc., Brixmor Property Group Inc., Kimco Realty Corp., and DDR Corp.

About Whitestone REIT

Whitestone is a pure-play community-centered retail REIT that acquires, owns, manages, develops and redevelops high quality “e-commerce resistant” neighborhood, community and lifestyle retail centers principally located in the largest, fastest-growing and most affluent markets in the Sunbelt. Whitestone’s optimal mix of national, regional and local tenants provides daily necessities, needed services and entertainment to the community, which are not readily available on the internet. Whitestone’s properties are primarily located in business-friendly Phoenix, Austin, Dallas-Fort Worth, Houston and San Antonio, which are among the fastest growing U.S. population centers with highly educated workforces, high household incomes and strong job growth. As of November 24, 2017, Whitestone's total shareholder return ranks #1 of 17, #2 of 16, and #4 of 15, of the U.S. public shopping center REITs for the one-year, three-year, and five-year periods, respectively. Visit www.whitestonereit.com for additional information

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by the Company's use of forward-looking terminology, such as “may,” “will,” “plan,” “expect,” “intend,” “anticipate,” “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters.

The following are some of the factors that could cause the Company's actual results and its expectations to differ materially from those described in the Company's forward-looking statements: the Company's ability to meet its assumptions regarding its earnings guidance, including its ability to execute effectively its acquisition and disposition strategy, to continue to execute its development pipeline on schedule and at the expected costs, and its ability to grow its NOI as expected, which could be impacted by a number of factors, including, among other things, its ability to continue to renew leases or re-let space on attractive terms and to otherwise address its leasing rollover; its ability to successfully identify, finance and consummate suitable acquisitions, and the impact of such acquisitions, including financing developments, capitalization rates and internal rate of return; current adverse market and economic conditions; lease terminations or lease defaults; the impact of competition on the Company's efforts to renew existing leases; changes in the economies and other conditions of the specific markets in which the Company operates; economic and regulatory changes; the success of the Company's real estate strategies and investment objectives; the Company's ability to continue to qualify as a REIT under the Internal Revenue Code; and other factors detailed in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents the Company files with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information

Whitestone REIT, its trustees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2018 Annual Meeting. The Company intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY

SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of the Company’s trustees and executive officers in Company common shares and other securities is included in their SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website (www.whitestonereit.com) in the section “Investor Relations” or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s Annual Report on Form 10-K. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Company’s 2018 Annual Meeting. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.whitestonereit.com.

Investor Contact:
Kevin Reed
Whitestone REIT
(713) 435-2219
kreed@whitestonereit.com

Media Contact:
Joele Frank, Wilkinson Brimmer Katcher
Andrew Siegel
(212) 355-4449
Or
Amy Feng
(415) 869-3950